                                                                    EXHIBIT 3.3
                              DEVELOPMENT PAYMENTS



Wyeth will make payments to Neose within thirty days after the occurrence of the following developments, payable one time only for the first Product to achieve such developments:

1)   $*** upon delivery by Neose to Wyeth of cGMP certifiable Reagents.

2) $*** upon the filing of an Investigational New Drug application or a Biologics License Application or any successor or similar application with the FDA or any similar filing with any foreign regulatory authority, to commence human clinical testing of a Product.

Wyeth will make payments to Neose within thirty days after the occurrence of the following developments, payable one time only for the first Base Product to achieve such developments:

1) $*** upon the first approval of a new filing for Regulatory Approval, or amendment or supplement to an existing filing, for commercial use in humans, and pricing approval where appropriate, of a Base Product in any of the ***.

2) Up to $*** as follows: $*** upon the first Commercial Sale of a Base Product in each of the ***.

In addition, Wyeth will make payments to Neose upon the occurrence of the following developments, payable one time only for the first New Product to achieve such developments:

1)   $*** upon filing for Regulatory Approval of a New Product in any of the
     ***.

2) $*** upon the receipt of Regulatory Approval for Commercial Sale, and pricing approval where appropriate, of a New Product, in any of the ***.




                                      -34-